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Aspect Communications Corporation

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     Aspect Communications Corporation (Nasdaq: ASPT) (“the Company”) used the following slides in connection with an employee presentation on July 5, 2005.

Aspect-Concerto Creating the world's largest company solely focused on contact center solutions July 2005

Right strategy to remain competitive in consolidating market Best long-term growth potential for customers and employees Good outcome for shareholders Concerto is right fit for our future Why Are We Combining?

Industry Forces Contact Center Industry: Maturing Market Customer: Vendor Simplification Consumers: Never Satisfied Technology: Better Integrated

Implications to the Contact Center Uneven global growth; fewer small players Mass matters against best capitalized competitors Broader product and services portfolio; innovation matters Deep expertise and insight required Drive agent productivity Proactively optimize agent skill Integrated systems & media Single Administration and Analytics Enterprise Integration Company Consolidation Distinguished Vendors Only Converged Contact Center Suite Workforce Optimization Suite

Source: Datamonitor Contact Center Market Opportunity by Country Growth rates vary greatly by region and country WW average CAGR is approximately 5%

Why Aspect-Concerto? To serve customers even better Improve global service delivery Utilize superior product breadth Innovate for sustained leadership To grow faster than the market Large customer base(s) creates greater opportunity Prevent even the largest competitors from dominating To create the largest vendor focused exclusively on contact center products and services Product portfolio, domain expertise, skill & acumen To better take advantage of industry shifts: Internet-based interaction Integrated suites and VoIP Open Source Emerging markets

Who is Concerto Software?

- Global provider of contact center solutions that enable our customers to better execute their collections, customer service and sales & telemarketing strategies
- Leader in outbound dialing, unified contact center software and ACD
- Concerto = Davox + Cellit ... January 2002
- Concerto + Melita ... February 2004
- Concerto + CenterForce ... April 2004
- Concerto + Positive Software ... August 2004
- Concerto + FirstPoint Contact ... September 2004

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Confidential. Aspect Proprietary Information.
ASPECT

The right strategy to remain competitive Meets increasing customer demand for broader, fully integrated products, migration to new technology Creates a leading position in workforce management, unified contact center, outbound dialing, multi- channel ACDs, performance analytics and virtual contact centers Provides resources and scale to compete with stronger global presence to meet greater market growth opportunities Compete more favorably against bigger rivals, greater influence on direction, development of future technology Why Are We Combining?

Why Are We Combining? Long-term benefits for customers: Improved customer service and support performance through joint capabilities More investment in research and development to ensure continued innovation A more complete, integrated portfolio of contact center applications - ACD, outbound dialing, workforce management, performance analytics, interactive voice response (IVR), Internet contact and virtual contact center applications

Why Are We Combining? Long-term benefits for employees The largest company focused solely on contact center solutions More resources, a broader knowledge base and expanded portfolio of solutions to offer our customers More competitive in the market More opportunities for career development and growth Management is committed to retaining talent from both companies that best fits new organizational requirements

Good outcome for shareholders including employee owners All-cash offer for all outstanding Aspect shares, including ESPP purchased shares Consideration: $11.60 per Aspect share Employee stock options: in the money, unvested options will be accelerated and all outstanding unexercised options cashed out at $11.60 per share less exercise price (and applicable tax withholdings) Value of transaction1: $1 billion Premium to Aspect common stock2: 15% [1] Based on total cash offer for all outstanding common shares and preferred stock. [2] Based on average closing price of Aspect stock over the past 30 trading days. Why Are We Combining?

Concerto is right fit for our future Combined company will be better positioned for leadership in the Contact Center market Concerto is a leading provider of contact center solutions, helping companies better manage customer interactions via voice, email, the Web and fax. Both companies have similar cultures and a proven history of excellent products, services, and talented employees. Why Are We Combining?

How do Aspect-Concerto fit together? Similar corporate cultures Shared industry vision Complementary geographic structure Complementary Product Portfolios Enterprise Mid-Market Small Functionality / Agent Positions Inbound (Customer Service) Customer Self-Service Outbound (Collections, Sales & Mktg) Agent Scheduling, Managing & Optimizing

Company Facts

	ASPECT	CONCERTO SOFTWARE
Revenues (2004)	$370M	$189M***
Employees	1300	1100
HQ Location	San Jose, CA	Westford, MA
President & CEO	Gary Barnett	James Foy
Ticker Symbol	ASPT	Privately Held
# CC Agent Licenses	700,000*	450,000
# Customer Interactions	75M daily**	50M daily**
Market Leadership	Workforce Management, Performance Analytics & ACD	Outbound Dialing, Unified Contact Center SW & ACD
Global Presence	32 Countries	46 Countries
Industry Experience	20+ years	30+ years

*Aspect also schedules and manages ~1 million agents with its eWFM product line
** Assumes each call center agent license is actually in use. Also assumes an average of approximately 110 customer interactions per agent per day
*** Excludes pre-acquisition revenue from Rockwell FirstPoint Contact, Melita, Positive Software and CenterForce Technolog

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Confidential Aspect Proprietary Information.
ASPECT

What Will the New Company Look Like? New Organizational / Ownership Structure Jim Foy, Concerto's President and CEO Aspect becomes private company owned primarily by Golden Gate Capital, Oak Capital Investment Partners, management and others Additional information on other organizational changes, plans for specific facilities or staffing changes will be available and communicated to you as this process unfolds

Together We Get More More perspective and expertise Complementary product portfolio More R&D output Broader services and support infrastructure Greater global reach Improved market presence

Wow! 1,200,000 agents around the world managing 125,000,000 interactions every day Together we service: 9 of the top 10 telecommunications companies* 9 of the top 10 commercial banks* 9 of the top 10 airlines* *according to the April 2004 Fortune 1000 list

The New Company Will Seek Out Employees Who Best Fit Organizational Needs Management is committed to retaining the talent from both companies that best fit new organizational requirements Company will strive to be fair and make it a smooth transition for everyone. Business As Usual Until the Close Deal needs shareholder and regulatory approval, expected to close as early as September 2005. Companies will operate independently prior to close. Planning ensues immediately but integration cannot occur until close. What Does It Mean for Employees?

What to tell customers This merger responds to customers' needs It's business as usual until the close We'll notify them ahead of time of changes that affect them We're committed to making a smooth transition How we will communicate with you Integration site on AspectNet E-mail Updates Your EMC member & management team Take specific questions to your manager or submit general questions through the confidential online tool. Communication

What's Next? Conditions to Close ASPT shareholder approval SEC review Hart-Scott-Rodino review Other customary conditions Company brand / identity determination Integration planning activities Business as usual during transition Stay focused on serving customers Continue current projects, programs, activities Communication, communication, communication Expected close - September timeframe Companies to operate independently until then

Thank You For All The Hard Work This combination allows the successful enterprise we've built to continue in a changing market - and this is possible only as a result of your hard work and continued support.

Aspect-Concerto Creating the largest company solely focused on contact center solutions July 2005

Gary E. Barnett, the Company’s President and Chief Executive Officer, sent the following email to all of the Company’s employees on July 5, 2005.

From: Global Communications
Sent: Tuesday, July 05, 2005 9:11 AM
To: All Aspect Employees
Subject: Important Update from Gary Barnett
Importance: High

To: All Aspect Employees

Message from Gary Barnett

I am pleased to inform you of important and exciting news regarding Aspect. We announced this morning that Aspect has reached an agreement to merge with Concerto Software, a company that shares our focus on providing products and solutions to customers in the contact center industry. Concerto is a privately held company and a leading provider of contact center solutions that helps companies better manage customer interactions via voice, email, the Web and fax. The combined company will be a larger, stronger organization that is better positioned to effectively compete, grow business and meet the ever-changing needs of our customers.

An All Employee meeting will be held today, July 5th, at 10:30 a.m. PST to discuss the agreement and provide information on next steps. Jim Foy from Concerto will be joining the meeting. An email with details is forthcoming. Your attendance is required at this important meeting.

We anticipate that the merger will be finalized as early as September 2005. At this stage of the agreement, we understand you will have many questions. As there are many details that need to be finalized, we will not have answers to all of your questions at this time. We are committed to providing you with information as soon as it becomes available. All information regarding the acquisition, including a Q&A document, will be posted to AspectNet today and will be updated on a regular basis at: http://aspectnet/news/jul05/index.asp. We have also established a confidential online tool for you to submit general questions at: http://www.zoomerang.com/survey.zgi?p=WEB224G695FE9X. Answers to questions that affect all employees will be posted to AspectNet as soon as possible.

I am proud of the tremendous accomplishments we have made as an organization. It is important that you continue to remain focused on achieving your goals and objectives so that we can continue to deliver the same great products and services to our customers in the future. When the merger is finalized, the combined company will be the largest company solely focused on the contact center with exceptional products, services, and a very talented workforce.

Thank you in advance for your support.

-Gary